Exhibit 99.1

April 24, 2007

Jerome A. Kollar
4608 Avenue Longchamps
Lutz, FL 33558

Re:  Offer of Employment

Dear Jerry:

nFinanSe Inc. is pleased to offer you employment as a Vice President, Finance and Controller reporting to the Chief Financial Officer.  We are offering a base salary of $172,000 per annum, to be paid on a semi-monthly basis of $7,166.67 per pay period.  In addition you will receive a car allowance of $833.33 per month (paid semi monthly).  You will also be eligible to participate in the nFinanSe bonus program and the Company’s stock option plan under which you will be granted the option to purchase 100,000 shares of Company stock.

In this position, you will also be eligible to participate in the nFinanSe employee benefits program offering health insurance for executives and employees of nFinanSe and other benefit programs through ADP TotalSource including a company-matching 401K plan.

We would like your first day of work to be on or before Monday, May 14, 2007.  This offer is contingent upon passing the necessary ADP pre-employment screening process and is subject to a 30-day introductory period.

If you choose to accept this offer of employment, please return a signed copy of this letter to me.

At nFinanSe we value our employees and we look forward to you joining our staff.

Welcome to nFinanSe.

Sincerely,

/s/ Kay Houston

Kay Houston
Vice President, Human Resources

I agree to the terms of the employment set forth above.

By:  /s/ Jerome A. Kollar

Date:  May 27, 2007

nFinanSe Inc.
6015 31st Street East ♦ Bradenton, Florida 34203
941.753.2875 ♦ www.nfinanse.com♦ 941.753.2817